Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Scott Frommer (investors) - 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Commends Reps. Dr. Bucshon, DeGette
For Releasing Bipartisan Discussion Draft of the Diagnostic Accuracy and Innovation Act (DAIA)

Burlington, NC, March 30, 2017 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE:LH), a leading global life sciences company, today issued the following statement regarding a discussion draft of the Diagnostic Accuracy and Innovation Act (DAIA) recently released by Reps. Dr. Larry Bucshon, R-Ind., and Diana DeGette, D-Colo.

“LabCorp commends Reps. Dr. Bucshon and DeGette for their leadership in releasing this bipartisan discussion draft,” said David P. King, chairman and CEO of LabCorp. “The discussion draft represents a significant step forward in addressing the important issues associated with regulatory oversight of clinical laboratory tests. We look forward to working with Reps. Bucshon and DeGette, other members of Congress, the administration and other stakeholders to make further progress in this vital discussion.”

For more information, the representatives’ original announcement can be found here.

About LabCorp®
Laboratory Corporation of America® Holdings (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to provide better care. In 2016, LabCorp reported net revenues of nearly $9.5 billion through the contributions of 52,000 employees in approximately 60 countries. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

This press release contains forward-looking statements including with respect to estimated 2017 guidance and the impact of various factors on operating and financial results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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